Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 21, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.031614 per unit, payable on February 14, 2022, to unit holders of record on January 31, 2022.

This month’s distribution increased slightly from the previous month as the result of an increase in the production of oil and gas for the Texas Royalty Properties during the month of November. Currently, only the Texas Royalty Properties are contributing to the monthly distribution.

Since the Waddell Ranch is in current deficit for the foreseeable future, any increase or decrease of the distribution by revenues received, will only be reflective of the activity of the Texas Royalty Properties. The activity of the Waddell Ranch will be discussed with the following narrative until it contributes back to the distribution. This reflects the production month of November.

WADDELL RANCH

In reporting November production of the Underlying Properties for this month’s press release, production for oil volumes was 140,043 (gross) and was priced at about $77.33 per bbl. Production for gas volumes (including gas liquids) was 538,872 mcf (gross) and was priced at about $7.32 per mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $13,859,258 (gross) for November. Lease Operating Expenses were $2,302,863 (gross) and Capital Expenditures were $7,496,435 (gross) for November. This would put the Trust’s proceeds as a positive $3,044,970 (net) for the month of November, leaving an excess cost deficit cumulative of $12.2 million (net).

A review and update on the 2020 budget is as follows. The 2020 budget (net to the Trust) expended $8.9 million, recompleting 4.5 existing wells along with drilling 7.5 new drill wells to completion. This resulted in production of approximately 98,000 barrels of oil and 690,000 Mcf of gas, generating $4.5 million in gross revenues through December 2020, all net to the trust.

A review and update on the ongoing 2021 budget are as such. The 2021 budget (net to the Trust) has expended through November 2021, approximately $50.3 million, recompleting 44.8 existing wells along with drilling 26.3 new wells to completion, with 3 recompletions and 1.9 new drills remaining to be fully completed for the 2021 budget. This has resulted in production of approximately 547,000 barrels of oil and 1.8 Bcf of gas, generating $40.3 million in gross revenue through November 2021, all net to the Trust.

As of the end of November, approximately $49.9 million of revenue has been generated by the 2020-2021 budgeted projects.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,336 of oil and 14,570 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 20,214 barrels of oil and 13,180 of gas. The average price for oil was $73.80 per bbl and for gas was $7.51 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,757,807. Deducted from these were taxes of $150,093 resulting in a Net Profit of $1,607,714 for the month of November. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,527,329 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	140,043	538,872	105,032	404,154	*	$77.33	$7.32	**
Texas Royalties	22,336	14,750	20,214	13,180	*	$73.80	$7.51	**
Prior Month
Waddell Ranch	133,626	369,258	100,220	276,944	*	$80.18	$8.89	**
Texas Royalties	18,096	12,056	16,200	10,787	*	$74.85	$7.46	**

*These	volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**This	pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $54,266 resulting in a distribution of $1,473,505 to 46,608,796 units outstanding, or $0.031614 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2021 tax information packets are expected to begin mailing directly to unit holders in early March 2022. A copy of Permian’s 2021 tax information booklet is expected to be posted on Permian’s website by February 28, 2022. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by late February 2022 for 2021 tax reporting.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839